Exhibit 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations (517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. ANNOUNCES COMMUTATION WITH
GERLING GLOBAL REINSURANCE CORPORATION OF AMERICA

East Lansing, Mich. (May 18, 2004) — American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced the commutation of its reinsurance agreements with Gerling Global Reinsurance Corporation of America (Gerling). Under the commutation, APCapital will receive a cash payment of approximately $13.5 million in exchange for releasing Gerling from its outstanding reinsurance obligations. As of March 31, 2004, APCapital had reinsurance recoverables from Gerling totaling approximately $17.0 million, net of ceded reinsurance premiums payable. As a result of the commutation, APCapital will incur a pre-tax charge of approximately $3.6 million in the second quarter of 2004 and will no longer reflect a reinsurance recoverable from Gerling on its balance sheet.

“This transaction will benefit the Company going forward as we eliminate a significant risk factor from our balance sheet,” stated President and Chief Executive Officer R. Kevin Clinton. “In addition, the Company will realize little if any economic loss as the interest income from investing the $13.5 million of proceeds over the life of the claims is expected to offset the book loss.”

In 2002, Gerling’s parent put Gerling’s United States subsidiary into run off, resulting in a series of A.M. Best downgrades for Gerling. While Gerling has continued to meet its financial obligations to APCapital to date, the Company believed there was a higher degree of risk that Gerling would not be able to maintain future payments based on a review of Gerling’s most recently available financial information. According to Gerling management’s discussion and analysis from their 2003 and 2002 annual statutory statements, Gerling’s surplus decreased from $523 million as of December 31, 2001 to $71 million as of December 31, 2003.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at www.apcapital.com.

Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves; a deterioration in the current accident year experience could result in a portion or all of our deferred policy acquisition costs not being recoverable, which would result in a charge to income; we may experience unforeseen costs or the need for unanticipated reserve enhancements associated with our exit from the workers’ compensation, health and personal and commercial insurance lines, which could result in future charges to income; an adverse outcome in the putative shareholder class action lawsuit against us; substantial jury awards against our insureds could impose liability on us exceeding our policy limits or the funds we have reserved for the payment of claims; increased pressures on premium rates and our potential inability to obtain rate increases; changes in competitive conditions; an unanticipated increase in claims frequency or severity patterns; our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers; adverse regulatory and market changes in certain states of operation where our business is concentrated; the loss of our relationships with medical associations; an interruption or change in our principal third-party distribution relationship; the potential insolvency of any of the guaranty associations in which we participate; the potential inability to obtain regulatory approval of rate increases; our potential inability to comply with insurance regulations; a further reduction in our A.M. Best Company rating; negative changes in financial market conditions; a downturn in general economic conditions; and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

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